December 14, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated December 14, 2007 of China Housing & Land Development, Inc. and are in agreement with the statements contained therein.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP